Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE	CONTACT:	Tom Pearson
(610) 407-9260

Kathy Lawton
(617) 494-0400

ARIAD LEAD CANCER DRUG CANDIDATE SHRINKS TUMORS

THROUGH TUMOR STARVATION

Late-breaking news presented at the American Association for Cancer Research Scientific Meeting

Cambridge, April 9, 2002 — ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today reported, for the first time, that studies on its orally active drug candidate for cancer, AP23573, demonstrate potent tumor shrinkage through a novel mode of action – dramatic metabolic arrest and inhibition of nutrient uptake in tumors leading to cancer-cell starvation. Animals with implanted tumors treated with AP23573 at low doses for only five days showed significant, sustained reduction in tumor volume even after termination of treatment: 46% reduction in AP23573-treated animals vs. 150% increase in untreated animals. Repeat treatment courses resulted in continued reduction in tumor volume.

The effectiveness of AP23573 is particularly pronounced in cancer cells with a mutated tumor suppressor gene called PTEN, making it possible to identify cancer patients who would especially benefit from this drug candidate. Cancers with PTEN mutation include prostate, uterine, pancreatic, and ovarian cancer, as well as melanoma, leukemia, and glioma. AP23573 is in pre-IND development, undergoing studies required for regulatory filings to initiate clinical trials.

“The findings reported today at the American Association of Cancer Research scientific meeting represent a major advance in the development of a safe, non-cytotoxic cancer therapy, which is on track for starting clinical trials,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Eradicating tumors through metabolic starvation makes AP23573 an especially promising drug candidate for the treatment of many of the most common and difficult-to-treat cancers.”

The abstract (LB-95) of the presentation by Clackson et al, “Regression of tumor xenografts in mice after oral administration of AP23573, a novel mTOR inhibitor that induces tumor starvation,” is available online at the AACR meeting website (www.aacr.org/2002AM/ First/2002AM.html).

ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company’s development pipeline includes: a drug candidate that controls cell proliferation and nutrient uptake by tumors to treat cancer; a bone-targeted drug candidate to treat the complications of cancer that has spread to bone; a regulated protein therapy product candidate to treat anemia in which the production of erythropoietin is controlled in vivo using an orally administered drug; a T cell immunotherapy product candidate in which a non-immunosuppressive drug may be used to treat graft-vs-host disease following donor bone marrow transplantation – a therapy for cancer and other immune and blood diseases; and dual-action drug candidates that block bone resorption and stimulate bone formation to treat osteoporosis. ARIAD also has an exclusive license to pioneering technology related to the discovery, development, and use of drugs that modulate the NF-kB pathway, which has been implicated in many major diseases.

Additional information about ARIAD can be found on the web at www.ariad.com, including a new Chairman’s View on the Company’s product development partnering strategy, which is not made a part of this press release.

Some of the matters discussed herein are forward-looking statements. Such statements are identified by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied in such statements. These risks include, but are not limited to, risks and uncertainties regarding the Company’s preclinical studies, the Company’s ability to conduct clinical trials of its product candidates and the results of such trials, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on the Company’s collaborators and other factors. These risks are identified in ARIAD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

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